Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on December 30, 2008, by and between Absorption Corp., a Nevada corporation (the “Company”), and David Thompson, an individual resident of the State of Washington, USA (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has heretofore been serving as Chief Financial Officer of the Company and has the experience to provide services;

WHEREAS, the Company desires to retain the services of the executive, and the Executive desires to be employed by the Company for the term of this Agreement and each wants the terms and conditions as set out herein; and

WHEREAS, this Agreement amends, restates and supersedes, in its entirety, that certain Employment Agreement between Executive and Company, dated February 1, 2002 (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Prior Agreement is hereby amended and restated as set forth below and the Company and the Executive, intending to be legally bound, hereby further agree as follows:

1.

EMPLOYMENT. The Company hereby employs the Executive as the Chief Financial Officer and the Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.

TERM. The term of the Executive’s employment hereunder shall be for a period of three (3) years, commencing on the date of this Agreement and shall be automatically extended for additional one (1) year period unless either party sends the other party a notice of its intention not to extend within 90 days before the expiration of the each year of the term so that the Executive shall have a three (3) year contract at all times. The term of the Executive’s employment hereunder is subject to earlier termination as hereafter specified.

3.

POSITION AND DUTIES.

3.1

SERVICE WITH THE COMPANY. During the term of this Agreement, the Executive agrees to perform the duties of Chief Financial Officer including such executive employment duties as the Company’s Board of Directors (the “Board”) shall assign to him from time to time, and is customary for a similar position within the Company’s industry.

3.2

NO CONFLICTING DUTIES. During the term hereof, the Executive shall devote his time, effort and skill to the operation of the Company, and will offer any directly relevant business opportunity he encounters to the Company. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

4.

COMPENSATION.

4.1

BASE SALARY. As compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive a base annual salary in accordance with the Company’s normal payroll procedures and policies together with all customary benefits offered by the Company. As of the date of this Agreement, the Executive’s base salary is $13,333.33 per month (the “Monthly Base Salary,” as adjusted from time to time by the Company).

4.2

BONUS. The Board of Directors of the corporation shall set and determine each year how bonuses will be awarded based on a criteria agreed to by the Executive and the corporation. The bonus to be distributed will be determined by the Compensation committee in consultation with such persons as are necessary as soon as possible after the financial results from the year are available. It will be based primarily upon the target criteria as set at the beginning of the fiscal year.

4.2.1

TIMING OF BONUS PAYMENT. Any bonus paid to Executive under Section 4.2 or Section 4.2.2 shall be paid in cash, in one lump sum, at the end of the first fiscal quarter (the “Quarter End Date”) following the close of the Company’s fiscal year in which the bonus was earned. The bonus shall be paid in the first payroll period that ends on, or after, the Quarter End Date. For example, if the Company’s fiscal year ends on January 31st, then a bonus earned for services performed during such fiscal year would be paid in the first payroll period ending on or after April 30th (the Quarter End Date). The Company and Executive shall not have the right to further defer or accelerate the payment of this bonus, except that (a) the Company may further delay the payment of the bonus in the case of an unforeseeable event that prevents the payment or calculation of the bonus, but in such case the bonus shall be paid as soon as administratively practical and shall not be deferred beyond December 31st of the same year, and (b) to the extent that the 6-month delay rule applies to the bonus under Section 5.1.2, the bonus shall be paid in accordance with such rule.

4.2.2

PRO RATED BONUS. In the event that the Executive is terminated prior to the end of the Company’s fiscal year under Section 8.1 (Disability), Section 8.2 (Death of Executive), Section 8.4 (Resignation), Section 8.5 (Termination Without Cause), or Section 8.6.3 (Good Reason Termination Following a Change of Control), then the Executive shall be eligible to receive a pro rated bonus amount (the “Pro Rated Bonus”) equal to the amount of bonus the Executive would have received under Section 4.2 had he worked for the entire Company fiscal year, multiplied by a fraction, the numerator of which is the actual number of days elapsed during such fiscal year up to the Executive’s termination date and the denominator of which is 365. The bonus payment shall be paid in accordance with the timing rule of Section 4.2.1. A Pro Rated Bonus is not payable upon a termination for Cause under Section 8.3.

4.3

STOCK OPTIONS. The Company agrees to maintain the International Absorbents Inc. 2003 Omnibus Incentive Plan, or any successor or supplementary plan, which provides for shares under the rules and policies of the applicable governing securities exchange rules for the company’s stock. Options issued under the plan shall be offered at the lowest price as options issued to any other executives at the time of issuance.

4.4

PARTICIPATION IN BENEFIT PLANS. The Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s Executives, including but not limited to Group Life Insurance, Hospitalization, Disability, Medical, Dental, Pension, Profit Sharing, Savings and Stock Bonus Plans. The Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. If the Executive cannot participate in any such program by law, as determined at the beginning of each fiscal year, his compensation will be adjusted in the cash equivalent as determined by the Company.

4.5

EXPENSES. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses on a basis consistent with prior practice incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers. All such reimbursement requests shall be submitted no later than six months after the expense is incurred, and shall be reimbursed no later than December 31st of the calendar year following the year in which the expense was incurred. Reimbursement rights may not be exchanged for other benefits. In addition, the amount of expenses that may be reimbursed for any one year may not exceed the expense amount actually incurred in such year.

4.6

VACATION TIME. Executive shall be entitled to take paid vacation time of up to four (4) weeks per year, in addition to the normal holidays when the business is closed. Any accrued but unused vacation pay (“Accrued Vacation Pay”) shall be paid upon the Executive’s separation from service. Any such Accrued Vacation Pay shall be paid in cash, in one lump sum, in the first payroll period following termination, unless a different payment schedule is required by Section 5.1.2.

5.

COMPENSATION UPON THE TERMINATION OF THE EXECUTIVE’S EMPLOYMENT. The Executive commenced working with the company on April 12, 1993 and has been continuously employed to this date. In the event that the Executive’s employment is terminated then:

5.1

SEVERANCE WAGES. If the Executive is to receive severance compensation under the terms of this Agreement, then subject to any limitations provided herein, the total amount of severance to be received shall equal two years of base compensation and bonus, calculated as follows: (a) the Executive’s Monthly Base Salary for the most recent month prior to the month of separation multiplied by 24, plus (b) the Executive’s bonus amount received with respect to the prior two full fiscal years of the Company.

5.1.1

TIMING OF SEVERANCE PAYMENTS. Except as provided herein, the total severance amount calculated in Section 5.1 shall be paid to Executive in a series of equal installments over a period of 24 months (the “Severance Term”), starting with the first payroll period following the date of separation and paid thereafter in accordance with the Company’s normal payroll schedule as in effect on the Executive’s separation date.

5.1.2

6-MONTH DELAY RULE. Notwithstanding any other provision in this Agreement or any other agreement to the contrary, to the extent that (a) the Executive is a “specified employee” of the Company with respect to a period of time when the Company’s stock is publicly traded on an established securities market, as provided in U.S. Internal Revenue Code (the “Code”) Section 409A(a)(2)(B)(i), (b) any amount payable to Executive represents an amount of deferred compensation subject to Code Section 409A, and (c) such amount is payable on the Executive’s “separation from service” within the meaning of Code Section 409A, then the payment of such amount will be delayed and not paid for a period of six months from the separation date (or, if earlier, the date of the Executive’s death). Any installment or other payments that would otherwise have been made during such 6-month period shall be accumulated and paid on the first day of the seventh calendar month following the date of the Executive’s separation from service (or, if earlier, upon the date of Executive’s death). This provision shall not apply to any payment to the extent that such payment is not treated as deferred compensation under Code Section 409A or otherwise qualifies for an exception to the 6-month delay rule of Code Section 409A(a)(2)(B)(i).

5.2

SEVERANCE BENEFITS. In the event of any termination of the Executive in which the Executive is entitled to receive severance under Section 5.1, the Executive shall also receive the Company’s health and welfare benefits for the Severance Term (as determined under Section 5.1.1), provided such benefits are funded and provided by a third party pursuant to a benefit contract which the Company has contributed to for the benefit of the employees even though the Executive is no longer employed by the Company.

5.3

SEVERANCE ON DISABILITY. In the event the Executive is terminated pursuant to Section 8.1 (Disability) and is entitled to receive salary replacement benefits (“Disability Pay”) from a disability plan to which the Company contributed and such Disability Pay is less than the amount of total severance compensation that would otherwise be due under Section 5.1 (“Original Severance Amount”), then the Company’s severance obligation under Section 5.1 shall be limited to the difference between the Original Severance Amount and the Disability Pay (such difference referred to as the “Adjusted Severance Amount”). The Adjusted Severance Amount shall be paid over the Severance Term in a series of installments, based on the Company’s normal payroll schedule in effect as of the termination date. Each installment, when added to the Disability Pay received in the same period (if any), shall equal the amount that would have been paid under Section 5.1.1 had the Executive been terminated without Cause.

In addition, for the remainder of the Severance Term only, the Company shall provide any benefits to Executive that are not covered by disability insurance and that are otherwise provided for in Section 5.2. Any stock options or stock grants shall remain in place to the extent provided in the Company’s equity incentive plan and any applicable agreements between the Executive and the Company.

5.4

SEVERANCE ON DEATH. In the event the Executive’s employment is terminated pursuant to Section 8.2 (Death), the Executive’s beneficiary or a beneficiary designated by the Executive in writing to the Company, or in the absence of such beneficiary, the Executive’s estate, shall be entitled to receive the Group Life Insurance which are part of the Company benefits and in the absence of any group life insurance or other life insurance benefits contributed to or organized by the Company then the estate of the executive shall receive the amounts set out in 5.1 and those that may be payable to the estate under 5.2. Any options shall continue to their expiry date or such shorter period of time as is required under securities legislation in Washington State and the United States of America.

5.5

PAYMENTS UPON TERMINATION FOR CAUSE OR RESIGNATION. In the event that the Executive’s employment is terminated pursuant to Sections 8.3 (termination for cause), then he shall not be entitled to any severance under Section 5.1, but shall be entitled to receive his current Monthly Base Salary which has accrued up to the date of notice of his termination plus any benefits set out in 5.2 calculated only to the date of termination.

In the event that Executive’s employment is terminated pursuant to Section 8.4 (resignation), he shall not be entitled to any severance under Section 5.1, but will be entitled to his then current Monthly Base Salary up to the effective date of his resignation, any benefits to the date of termination only and a Pro Rated Bonus, as determined under Section 4.2.2.

5.6

SEVERANCE ON TERMINATION WITHOUT CAUSE. In the event the Executive is terminated by the Company pursuant to Section 8.5 (Termination Without Cause), the Executive shall receive severance as defined in Section 5.1 and benefits as provided in Section 5.2 of this Agreement.

5.7

PAYMENT OF SEVERANCE. In the event that Executive is eligible to receive severance wage payments under Section 5.3 (Disability), Section 5.4 (Death of Executive), Section 5.6 (Termination Without Cause) or Section 8.6.3 (Good Reason Termination Following Change of Control) hereof, Company shall make equal installment payments of such severance in accordance with Section 5.1.1, subject to the 6-month delay rule of Section 5.1.2.

6.

CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company’s Board, the Executive shall not during the term of his employment under this Agreement or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential or secret knowledge or information of the Company which the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer or supplier lists of the Company, any confidential or secret development or research work of the Company, price lists, know how, forecasts, or any other confidential, secret or non-public aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, the Executive will refrain from any acts or omissions that would reduce the value of the use of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive.

7.

NON COMPETITION. The Executive agrees that during the term of this Agreement, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions under Section 6 of this Agreement, if such activity were carried out by the Executive, either directly or indirectly, and in particular the Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

7.1

The Executive agrees not to directly or indirectly or otherwise assist, encourage any person to be involved in any manner to invest or promote any business or activity of a similar nature if the Executive has terminated this Agreement pursuant to Sections 8.1, 8.4 or 8.6 of this Agreement for a period of one year or for the length of the severance pay, whichever is the longer, from the date of termination.

8.

TERMINATION PRIOR TO EXPIRATION OF THE TERM.

8.1

DISABILITY. The Executive’s employment shall terminate upon the Executive’s becoming totally or permanently disabled. For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means (a) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, or (b) the Executive has received, or is receiving, income replacement  benefits for a period of at least three months under an accident and health plan covering Company employees, where such payments are received due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months. The Board of Directors shall determine, acting reasonably and bona fide, whether the Executive’s condition meets the definition set forth in this Section 8.1.

8.2

DEATH OF EXECUTIVE. The Executive’s employment shall terminate immediately upon the death of Executive.

8.3

TERMINATION FOR CAUSE. The Company may terminate the Executive’s employment at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive. Such written notice shall set forth with reasonable specificity the Company’s basis for such termination. As used herein, the term “Cause” shall mean that the Executive shall have (i) in the reasonable judgment of the Board of Directors committed a criminal act or an act of fraud, embezzlement, breach of trust or other act of gross misconduct, (ii) willfully violated written corporate policy or rules of the Company, or (iii) in the reasonable judgment of the Board of Directors, has willfully refused to follow the reasonable written directions given by the Board of Directors from time to time or breached any covenant or obligation under this Agreement or other agreement with the Company.

8.4

RESIGNATION. The Executive’s employment shall be terminated on the earlier of the date that is one (1) month following the written submission of the Executive’s resignation to the Board or the earlier date such resignation is accepted by the Board.

8.5

TERMINATION WITHOUT CAUSE. The Company may terminate the Executive’s employment without cause upon written notice to the Executive. Termination “without cause” shall mean termination of employment on any basis other than termination of Executive’s employment hereunder pursuant to Sections 8.1, 8.2, 8.3 or 8.4. Notice by the Company that this Agreement shall not be renewed as defined in Section 2 herein, and termination for Good Reason following a Change of Control under Section 8.6.3, shall both be defined as termination without cause entitling the Executive to compensation as defined in Section 5.1 and 5.2, as limited by Section 5.1.2.

8.6

CHANGE OF CONTROL.

8.6.1

DEFINITION.   “Change of Control” as defined by this Agreement shall occur (1) if three or more of the current directors of the Company's parent Company, International Absorbents Inc. (IAB) are replaced, unless they are replaced by voluntary resignation, retirement or death, (2) if any individual or entity obtains more than 20% of the voting common stock of IAB, but is not currently an officer or director of IAB, (3) if any individual or entity other than IAB obtains more than 49% of the voting stock of Absorption Corp. or if all or substantially all of the operating assets of the Company are sold.

8.6.2

VESTING.  In the event of a Change of Control of the Company, the Executive shall be entitled to receive all options subject to the provisions of the option plan in force with the Company at the time and any additional incentive packages granted, but which have not vested immediately upon the change of control being completed.  Any performance award granted under the 2003 Omnibus Incentive Plan shall be handled in all cases as provided in such plan and the applicable award agreement.

8.6.3

For a 12-month period following a Change of Control (as determined below), if the Executive is terminated for Good Reason then the Executive shall be eligible for severance payments in the same manner as if he was terminated without Cause under Section 8.5.

For purposes of this Section 8.6.3, the term “Good Reason” shall mean a constructive dismissal as evidenced by any of the following actions or events: (a) the Company or its successor requires Executive to relocate to a worksite that is more than thirty (30) miles from the location where Executive previously performed the majority of his/her services; (b) the Company or its successor materially reduces Executive’s base compensation; (c) the Company or its successor materially reduces the Executive’s authority, duties or responsibilities; (d) the Company or its successor materially reduces the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; (e) the Company or its successor materially reduces the budget over which the Executive retains authority; or (f) the Company or its successor takes any other action or inaction that constitutes a material breach of this Agreement.

In addition to the requirements under the prior paragraph, in order for a termination from employment to qualify as termination for “Good Reason” within 12 months following a Change of Control, the Executive must also meet the following two conditions: First, the Executive must submit to the Company or its successor (as applicable) a written notice, within thirty (30) days after the initial occurrence of any of the actions or events described in (a) through (f) of the prior paragraph and no later than 10 months after the Change of Control date, describing the applicable actions or events, and provide the Company or its successor with at least thirty (30) days from its receipt of this written notice in which to cure such actions or events. Second, if such condition is not cured, the Executive must actually terminate his or her employment for Good Reason no later than thirty (30) days after the end of the cure period.

8.7

ACTUAL TERMINATION REQUIRED FOR PAYMENTS. For purposes of this Agreement, the Company shall only be obligated to pay severance and other benefits following Executive’s termination if the termination in question constitutes a “separation from service” as such term is defined under Regulation Section 1.409A-1(h)(1) and (h)(5). The parties agree that a separation from service under that regulation means either a situation where the facts and circumstances indicate that the company and Executive reasonably anticipate that the Executive shall perform no further services after the termination date (whether as an employee or independent contractor), or a situation where the level of bona fide services the Executive will perform after such date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Executive (whether an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services to the employer for less than 36 months).

8.8

SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

9.

ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. Upon such assignment by the Company, the Company shall obtain the assignees’ written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the Assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 9. It is agreed by both parties to this Agreement that in the case of a Change of Control of the Company as defined in Section 8.6.1 of this Agreement, that this Agreement shall be automatically assigned to the new controlling entity.

10.

INDEMNIFICATION. The Company shall indemnify Executive as provided in the Company’s Bylaws.

10.1

DIRECTORS AND OFFICERS INSURANCE. The company shall maintain Directors and officers insurance as decided by the Board of Directors from time to time required to protect the Executive from claims made against him as a result of his duties and performance of his employment with the Company.

11.

MISCELLANEOUS.

11.1

GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Washington, without regard to any conflict of law principles. All references to Section 409A shall be deemed to include and incorporate the applicable U.S. Treasury Regulations promulgated under Code Section 409A (the “Section 409A Regulations).

11.2

WITHHOLDING TAXES. The Company may withhold from any benefits payable under this Agreement all federal, provincial, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

11.3

AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

11.4

NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.5

SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

11.6

SURVIVAL. Sections 6, 7, and 9 shall survive termination of this Agreement.

11.7

ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between Executive and Company with respect to the transactions contemplated herein and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which are merged herein. It is expressly understood and agreed that, there being no expectations to the contrary between the parties hereto no usage of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement or any part hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

11.8

SECTION 409A.  The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception or the involuntary separation pay plan exceptions under the Section 409A Regulations, or any other applicable exception. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral payout, written plan and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

IN WITNESS WHEREOF, the parties have executed and sealed this Agreement on the date set forth above.

ABSORPTION CORP.

GORDON ELLIS

By:

/s/ Gordon L. Ellis

Title:

Chairman

DAVID THOMPSON

By:

/s/ David Thompson

ATTEST:

SHAWN DOOLEY

By:

/s/ Shawn Dooley